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                                                                      EXHIBIT 11
                                                                      ----------

                      THE LIMITED, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                     (Thousands except per share amounts)

                                                           Quarter Ended
                                                     --------------------------
                                                      January 29,   January 30,
                                                         2000          1999
                                                     ------------   -----------

Net income                                            $   316,464    $  228,174
Less: impact of IBI dilutive options and restricted
      stock on consolidated income*                        (3,162)       (2,245)
                                                     ------------   -----------

Adjusted net income                                   $   313,302    $  225,929
                                                     ============   ===========

Common shares outstanding:
      Weighted average                                    379,454       379,454
      Dilutive effect of stock options                      7,617         5,436
      Weighted average treasury shares                   (164,600)     (153,107)
                                                     ------------   -----------
      Weighted average used to calculate
             net income per diluted share                 222,471       231,783
                                                     ============   ===========

Net income per diluted share                          $      1.41    $     0.97
                                                     ============   ===========


                                                           Year Ended
                                                     --------------------------
                                                     January 29,    January 30,
                                                         2000           1999
                                                     ------------   -----------

Net income                                            $   460,759    $2,046,494
Less: impact of IBI dilutive options and restricted
      stock on consolidated income*                        (5,636)       (4,009)
                                                     ------------   -----------

Adjusted net income                                   $   455,123    $2,042,485
                                                     ============   ===========

Common shares outstanding:
      Weighted average                                    379,454       379,454
      Dilutive effect of stock options                      8,200         5,412
      Weighted average treasury shares                   (159,872)     (138,547)
                                                     ============   ===========
      Weighted average used to calculate
             net income per diluted share                 227,782       246,319
                                                     ------------   -----------
Net income per diluted share                          $      2.00    $     8.29
                                                     ============   ===========

*Represents the impact of dilutive options and restricted stock at Intimate Brands as a reduction to income.